Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation of our report dated September 30, 2013, relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K of Qualstar Corporation for the year ended June 30, 2013.

/s/ SingerLewak LLP

Los Angeles, California

September 30, 2013